NEWS	Contact: Robert S. Merritt
July 2, 2003	Lisa Hathcoat
FOR IMMEDIATE RELEASE	(813) 282-1225

OUTBACK STEAKHOUSE, INC. REPORTS JUNE COMPARABLE STORE SALES AND              FRANCHISE ACQUISITION

Tampa, Florida, July 2, 2003 -- Outback Steakhouse, Inc. (NYSE: OSI) today reported that comparable store sales for the five-week period ended June 28, 2003, increased by approximately 2.8% and 0.8% for domestic Outback Steakhouses and Carrabba’s Italian Grills, respectively, compared to the same five-week period in 2002.  Average unit volumes increased by approximately 3.0% and 0.8% for domestic Outback Steakhouses and Carrabba’s Italian Grills, respectively, compared to the same five-week period in 2002.

            (Comparable store sales figures are based on domestic stores opened for more than 18 months.  Average unit volume figures are based on all domestic stores.)

The Company also said that on July 1, 2003, it acquired from a franchisee 14 Outback Steakhouses operating in Alabama and Florida for $29.5 million in cash and the assumption of $1.2 million in debt.  During the twelve months ended May 2003, the restaurants generated approximately $45.1 million in sales and approximately $2.5 million in net income (adjusted for the Company’s tax rate).

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STORE INFORMATION

	Restaurants opened during the month ended	Restaurants open as of
	June 30, 2003	June 30, 2003
Outback Steakhouses
Company owned – domestic	3	594
Company owned – international	1	45
Franchised and development joint venture – domestic	1	119
Franchised and development joint venture – international	1	49
Total	6	807
Carrabba's Italian Grills
Company owned	2	103
Development joint venture	-	29
Total	2	132
Fleming’s Prime Steakhouse and Wine Bars
Company owned	-	18
Roy’s
Company owned	1	16
Franchised and development joint venture	-	2
Total	1	18
Lee Roy Selmon’s
Company owned	1	2
Bonefish Grills
Company owned	2	20
Franchised and development joint venture	-	4
Total	2	24
Cheeseburger in Paradise
Company owned	-	1

System-wide total	12	1,002

Outback Steakhouse, Inc. operates restaurants in 50 states and 21 countries internationally.